Exhibit 10.3

[EXECUTION]

SEPARATION AND DISTRIBUTION AGREEMENT

Dated as of  July 6, 2005

Between

TEXAS INDUSTRIES, INC.

and

CHAPARRAL STEEL COMPANY

ARTICLE VI CERTAIN COVENANTS
6.1	Commercially Reasonable Efforts	22
6.2	Non-Assignable Contracts	22
6.3	Novation of Assumed Liabilities; Release of Guarantees	23
6.4	Further Assurances	23
6.5	Collection of Accounts Receivable	24
6.6	Election of Chaparral Board of Directors	24
6.7	Late Payments	24
6.8	Registration and Listing	25
6.9	No Noncompetition	25
6.10	Litigation	25
6.11	Signs; Use of Company Name	25
6.12	Transition Services	25

ARTICLE VII CONDITIONS TO THE DISTRIBUTION
7.1	Consummation of Pre-Distribution Transactions	26
7.2	Effectiveness of Registration Statement; No Stop Order	26
7.3	Approval of NASDAQ Listing Application	26
7.4	Approval by TXI Board of Directors	26
7.5	Receipt of Tax Opinion	27
7.6	Consents	27
7.7	No Other Events	27
7.8	No Actions	27
7.9	Compliance with State and Foreign Securities and “Blue Sky” Laws	27
7.10	Resignations	27
7.11	Dissemination of Information to TXI Stockholders	27
7.12	Ancillary Agreements	27
7.13	Satisfaction of Conditions	27

ARTICLE VIII INSURANCE MATTERS
8.1	Insurance Prior to the Distribution Date	28
8.2	Ownership of Existing Policies and Programs	28
8.3	Maintenance of Insurance for Chaparral	28
8.4	Acquisition and Maintenance of Post-Distribution Insurance by Chaparral	28
8.5	Property Damage and Business Interruption Insurance Claims Administration for Pre-Distribution Claims	28
8.6	Liability and Workers Compensation Insurance Claims Administration for Pre-Distribution Claims	28
8.7	Non-Waiver of Rights to Coverage	29
8.8	Scope of Affected Policies of Insurance	29

ARTICLE IX EXPENSES
9.1	Allocation of Expenses	29

ARTICLE X INDEMNIFICATION
10.1	Release of Pre-Distribution Claims	30
10.2	Indemnification by Chaparral	31
10.3	Indemnification by TXI	31
10.4	Applicability of and Limitation on Indemnification	32
10.5	Adjustment of Indemnifiable Losses	32
10.6	Procedures for Indemnification of Third Party Claims	32
10.7	Procedures for Indemnification of Direct Claims	34
10.8	Contribution	34
10.9	Remedies Cumulative	34
10.10	Survival	35

ARTICLE XI DISPUTE RESOLUTION
11.1	Escalation and Mediation	35
11.2	Continuity of Service and Performance	35
11.3	Choice of Forum	35
11.4	Ability to Pursue Other Legal Remedies	35

ARTICLE XII ACCESS TO INFORMATION AND SERVICES
12.1	Agreement for Exchange of Information	35
12.2	Ownership of Information	36
12.3	Compensation for Providing Information	36
12.4	Retention of Records	35
12.5	Limitation of Liability	36
12.6	Production of Witnesses	36
12.7	Confidentiality	37
12.8	Privileged Matters	37

ARTICLE XIII MISCELLANEOUS
13.1	Entire Agreement	38
13.2	Choice of Law and Forum	38
13.3	Amendment	38
13.4	Waiver	38
13.5	Partial Invalidity	39
13.6	Execution in Counterparts	39
13.7	Successors and Assigns	39
13.8	Third Party Beneficiaries	39
13.9	Notices	39
13.10	Performance	40
13.11	No Public Announcement	40
13.12	Termination	40
13.13	Limitation of Liability	40

Schedule

2.1(a)(ii)	Owned Real Property
2.1(a)(iii)	Personal Property Leases
2.1(a)(iv)	TXI Transportation Company Assets
2.1(a)(v)	Intellectual Property
2.1(a)(vi)	Contracts
2.1(b)(i)	Chaparral Real Estate Leases
2.1(b)(ii)	TXI Real Estate Leases
2.4(d)	Retained Liabilities
2.5(a)	Restructuring Transactions
2.7	Non-Terminated Intercompany Agreements
2.8	Shared Contracts
6.6	Director Nominees
6.10(a)	Assumed Actions
6.10(b)	Transferred Actions

SEPARATION AND DISTRIBUTION AGREEMENT

          THIS AGREEMENT is made as of July 6, 2005 by and between Texas Industries, Inc. (“TXI”), a Delaware corporation, and Chaparral Steel Company (“Chaparral”), a Delaware corporation, and, as of the date hereof, a wholly-owned subsidiary of TXI.

          WHEREAS, TXI, through certain subsidiaries, is engaged in the business of manufacturing and selling steel products (the “Chaparral Business”).

          WHEREAS, the Board of Directors of TXI has determined that it would be advisable and in the best interests of TXI and its stockholders for TXI to transfer and assign, or cause to be transferred and assigned, to Chaparral the business, operations, assets and liabilities related to the Chaparral Business;

          WHEREAS, TXI has agreed to transfer, assign or lease, or cause to be transferred, assigned or leased, to the Chaparral Parties (as hereinafter defined) substantially all of the assets and properties of the Chaparral Business, and Chaparral has agreed to the transfer, assignment or lease of such assets and to assume, or cause to be assumed, substantially all of the liabilities and obligations arising out of or relating to the Chaparral Business (the “Contribution”);

          WHEREAS, the Board of Directors of TXI has determined that it would be advisable and in the best interests of TXI and its stockholders for TXI to distribute on a pro rata basis to the holders of TXI’s common stock, par value $1.00 per share (“TXI Common Stock”), without any consideration being paid by the holders of such TXI Common Stock, all of the outstanding shares of Chaparral common stock, par value $0.01 per share (together with the preferred share purchase rights associated therewith, the “Chaparral Common Stock”), then owned by TXI (the “Distribution”);

          WHEREAS, for federal income tax purposes, the Contribution and Distribution are intended to qualify for tax-free treatment under Sections 355, 361 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

          WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Contribution and Distribution and certain other agreements that will govern the relationship of TXI and Chaparral following the Distribution.

          NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

          SECTION 1.1  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1.

          “Actions” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative entity, agency or commission or any arbitration tribunal, domestic or foreign.

          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing. After the Distribution, Chaparral and TXI shall not be deemed to be under common control for purposes hereof due solely to the fact that Chaparral and TXI have stockholders in common.

          “Agent” means Mellon Investor Services, LLC, the distribution agent appointed by TXI to distribute shares of Chaparral Common Stock pursuant to the Distribution.

          “Ancillary Agreements” means the Tax Sharing Agreement, the TXI Real Estate Leases, the Chaparral Real Estate Leases, an Environmental Monitoring and Management Agreement, a Preliminary Single Property Designation Agreement, a Software License and any other agreement regarding the ongoing business and service relationships between the TXI Parties and Chaparral Parties.

          “Assumed Actions” has the meaning set forth in Section 6.10(a).

          “Assumed Liabilities” has the meaning set forth in Section 2.3.

          “Cessation Time” has the meaning set forth in Section 5.5.

          “Chaparral” has the meaning set forth in the first paragraph of this Agreement.

          “Chaparral 401(k) Plan” has the meaning set forth in Section 5.18(a)(i).

          “Chaparral Business” has the meaning set forth in the recitals.

          “Chaparral Business Employee” means (i) any individual employed at any time on or prior to the Distribution Date by TXI or any of its Subsidiaries who has, as of the Distribution Date, or who, immediately prior to his or her termination of employment by TXI or any of its Subsidiaries had, employment duties primarily related to the Chaparral Business, and (ii) any other individual employed prior to the Distribution Date by TXI or any of its Subsidiaries who accepts an offer to become an employee of Chaparral on the Distribution Date.

          “Chaparral Common Stock” has the meaning set forth in the recitals.

          “Chaparral Distributable Share” means for each holder of record of TXI Common Stock as of the close of business on the Record Date one share of Chaparral Common Stock for every share of TXI Common Stock outstanding and held of record by such holder at such time.

          “Chaparral FSP” has the meaning set forth in Section 5.18(b)(i).

          “Chaparral Indemnified Parties” has the meaning set forth in Section 10.3.

          “Chaparral Parties” means Chaparral, the direct or indirect Subsidiaries acquired by Chaparral as part of the Transferred Assets and any Subsidiaries formed or acquired after the date hereof.

          “Chaparral Real Estate Leases” has the meaning set forth in Section 2.1(b)(i).

          “Chaparral Share(s)” mean(s) each share of Chaparral Common Stock.

          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at section 4980B of the Code.

          “Code” has the meaning set forth in the Recitals.

          “Contracts” has the meaning set forth in Section 2.1(a)(vi).

          “Contribution” has the meaning set forth in the Recitals.

          “Conveyancing Instruments” has the meaning set forth in Section 4.1.

          “Copyrights” means United States and foreign copyrights, both registered and unregistered, along with the registrations and applications to register any such copyrights.

          “Credit Facility” means a $150 million senior secured revolving credit facility to be entered into by Chaparral.

          “Debt Issuance Costs” means the underwriting commitment and syndication fees and any other fees and expenses under the Credit Facility and the Note Offering, plus all rating agency fees, plus all counsel and  accounting fees (including the fees of lenders’ counsel relating to the Credit Facility) and other costs relating to the Credit Facility and Note Offering.

          “Distribution” has the meaning set forth in the Recitals.

          “Distribution Date” means the date determined by the Board of Directors of TXI as the date on which the Distribution is payable to holders of TXI Common Stock on the Record Date.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et. seq.

          “Escalation Notice” has the meaning set forth in Section 11.1(a).

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

          “Governmental Authority” means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body.

          “Indemnified Party” has the meaning set forth in Section 10.5(a).

          “Indemnifying Party” has the meaning set forth in Section 10.5(a).

          “Indemnity Payment” has the meaning set forth in Section 10.5(a).

          “Information” has the meaning set forth in Section 12.1(a).

          “Information Statement” has the meaning set forth in Section 6.8(a).

          “Insurance Charges” has the meaning set forth in Section 8.6.

          “Intellectual Property License Agreements” means licenses relating to the Patents and patent disclosures set forth on Schedule 2.1(a)(v).

          “Intercompany Agreements” means any contract, agreement or lease between a TXI Party and  a Chaparral Party entered into prior to the Distribution excluding this Agreement and the Ancillary Agreements.

          “IRS” means the U.S. Internal Revenue Service.

          “Liability” means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and Expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          “Losses” means any and all losses, costs, obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including, without limitation, the costs and Expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all Expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

          “Material Governmental Approvals and Consents” means any material notices, reports or other filings to be made with or to, or any material consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

          “Non-ERISA Benefit Arrangement” means each contract, agreement, policy, practice, program, plan, trust or arrangement, other than a Pension Plan or Welfare Plan, providing for benefits, perquisites or compensation of any nature to any Chaparral Business Employee, or to any family member, dependent or beneficiary of any such Chaparral Business Employee, including, without limitation, disability, severance, health, dental, life, accidental death and dismemberment, travel and accident, tuition reimbursement, supplemental unemployment, vacation, sick, personal or bereavement days, holidays, retirement, deferred compensation, profit sharing, bonus, stock-based compensation or other forms of incentive compensation.

          “Non-Permitted Names” has the meaning set forth in Section 6.11.

          “Note Offering” means the offering by Chaparral pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, of senior unsecured notes of Chaparral in the aggregate principal amount of up to $300 million.

          “Offering Memorandum” means Chaparral’s offering memorandum relating to the Note Offering.

          “Owned Real Property” has the meaning set forth in Section 2.1(a)(ii).

          “Party” means the TXI Parties or the Chaparral Parties.

          “Patents” means United States and foreign patents and applications for patents, including any continuations, continuations-in-part, divisions, renewals, reissues and extensions thereof.

          “Pension Plan” means any pension plan as defined in section 3(2) of ERISA, without regard to sections 4(b)(4) or 4(b)(5) of ERISA.

          “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

          “Personal Property Leases” has the meaning set forth in Section 2.1(a)(iii).

          “Prime Rate” means the rate that Bank of America (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.

          “Privilege” has the meaning set forth in Section 12.8(a).

          “Privileged Information” has the meaning set forth in Section 12.8(a).

          “Record Date” means the date determined by the Board of Directors of TXI as the record date for the Distribution.

          “Registration Statement” has the meaning set forth in Section 6.8(a).

          “Retained Assets” means all of the TXI Parties’ assets other than the Transferred Assets.

          “Retained Business” means the business of the TXI Parties other than the Chaparral Business.

          “Retained Liabilities” means all of the TXI Parties’ Liabilities other than the Assumed Liabilities.

          “SEC” means the United States Securities and Exchange Commission.

          “Shared Contract” means a contract, agreement or lease with a third Person that directly benefits both a TXI Party and a Chaparral Party.

          “Software” means computer software programs, in source code and object code form, including, without limitation, all related source diagrams, flow charts, specifications, documentation and all other materials and documentation necessary to allow a reasonably skilled third party programmer or technician to maintain, support or enhance the Software.

          “Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. After the Distribution, Chaparral and TXI shall not be deemed to be under common control for purposes hereof due solely to the fact that Chaparral and TXI have stockholders in common.

          “Tax Benefit” means a reduction in the tax liability of a taxpayer for any taxable period.  A Tax Benefit shall be deemed to have been realized or received in a taxable period only if and to the extent that the tax liability of the taxpayer for such period, after taking into account the effect of the relevant item on the tax liability of such taxpayer in all prior periods, is less than it would have been if such liability were determined without regard to such item.

          “Tax Cost” means an increase in the tax liability of a taxpayer for any taxable period.  A Tax Cost shall be deemed to arise in a taxable period only if and to the extent that the tax liability of the taxpayer for such period, after taking into account the effect of the relevant item on the tax liability of such taxpayer in all prior periods, is greater than it would have been if such tax liability were determined without regard to such item.

          “Substitute Option” has the meaning set forth in Section 5.14(a).

          “Tax Sharing Agreement” means the Tax Sharing and Indemnification Agreement, dated the date hereof, between TXI and Chaparral.

          “Third Party Claim” has the meaning set forth in Section 10.6(a).

          “Third Party Consents” has the meaning set forth in Section 6.1.

          “Trademarks” means all United States, state and foreign trademarks, service marks, logos, trade dress and trade names, whether registered or unregistered, including all goodwill associated with the foregoing, and all registrations and pending applications to register the foregoing.

          “Transferred Actions” has the meaning set forth in Section 6.10(b).

          “Transferred Assets” has the meaning set forth in Section 2.1.

          “Transferred Intellectual Property” has the meaning set forth in Section 2.1(a)(v).

          “TXI” has the meaning set forth in the first paragraph of this Agreement.

          “TXI 401(k) Plan” has the meaning set forth in Section 5.18(a)(i).

          “TXI Business Employee” means any individual employed at any time on or prior to the Distribution Date by TXI or any of its Subsidiaries who has, as of the Distribution Date, or who, immediately prior to his or her termination of employment by TXI or any of its Subsidiaries had ,employment duties primarily related to the Retained Business

          “TXI Common Stock” has the meaning set forth in the Recitals.

          “TXI FSP” has the meaning set forth in Section 5.18(b)(i).

          “TXI Indemnified Parties” has the meaning set forth in Section 10.2.

          “TXI Option” has the meaning set forth in Section 5.14(a).

          “TXI Parties” means TXI and its direct and indirect Subsidiaries (including those formed or acquired after the date hereof), other than the Chaparral Parties.

          “TXI Policies” has the meaning set forth in Section 8.2.

          “TXI Real Estate Leases” has the meaning set forth in Section 2.1(b)(ii).

          “Welfare Plan” means any employee welfare plan as defined in section 3(1) of ERISA, without regard to sections 4(b)(4) or 4(b)(5) of ERISA.

SECTION 1.2 Interpretation.

(a)	In this Agreement, unless the context clearly indicates otherwise:

	(i)	words used in the singular include the plural and words used in the plural include the singular;

	(ii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

	(iii)	reference to any gender includes the other gender;

	(iv)	the word “including” means “including but not limited to”;

(v)

reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

	(vi)	the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)

reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii)

reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

	(ix)	relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

	(x)	accounting terms used herein shall have the meanings historically ascribed to them by TXI based upon TXI’s internal financial policies and procedures in effect prior to the date of this Agreement;

(xi)

if there is any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(xii)

the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiii)

any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xiv)	unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(b) Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

ARTICLE II
BUSINESS SEPARATION

SECTION 2.1 Separation of Chaparral Business.

(a)     Transfer of Assets.  Subject to the terms and conditions of this Agreement and the Ancillary Agreements, prior to the Distribution, TXI has caused or, prior to the Distribution,  shall cause the TXI Parties to convey, assign, transfer, contribute and set over to the Chaparral Parties, and Chaparral has caused or shall cause the Chaparral Parties to accept and receive, all right, title and interest of the TXI Parties in and to the following assets (all of such assets being hereinafter referred to as the “Transferred Assets”), including the following:

(i)	Capital Stock. All of the capital stock of Chaparral Steel Investments, Inc. and Chaparral Steel (Virginia) Inc.;

(ii)

Owned Real Property.  Those certain parcels of land described on Schedule 2.1(a)(ii) (the “Owned Real Property”) and any and all improvements, fixtures, machinery, equipment and other property described in such Schedule and located on such Owned Real Property;

(iii)	Personal Property Leases. Those certain machinery, equipment or other tangible personal property leases (the “Personal Property Leases”) set forth on Schedule 2.1(a)(iii);

(iv)	Transportation Assets. The assets of TXI Transportation Company set forth on Schedule 2.1(a)(iv);

(v)

Intellectual Property.  (i) All Trademarks, Copyrights, Patents and Software that are used solely in the Chaparral Business, including those set forth on Schedule 2.1(a)(v); (ii) all business and technical information, nonpatented inventions, including the patent disclosures set forth on Schedule 2.1(a)(v), discoveries, processes, formulations, trade secrets, know-how and technical data used solely in the Chaparral Business made or conceived by employees, consultants or contractors of TXI or its Subsidiaries as to which the TXI Parties have rights under any agreement or otherwise relating to the foregoing; (iii) all business and technical information, nonpatented inventions, discoveries, processes, formulations, trade secrets, know-how and technical data used solely in the Chaparral Business made or conceived by third parties as to which the TXI Parties have rights pursuant to executory agreements with said third parties relating to the foregoing; and (iv) all permits, grants, contracts, agreements and licenses running to or from a TXI Party relating to the foregoing; and all rights that are associated with the foregoing (collectively, the “Transferred Intellectual Property”);

(vi)	Contracts. All of the contracts set forth on Schedule 2.1(a)(vi) (the “Contracts”);

(vii)

Permits and Licenses.  All permits, approvals, licenses, franchises, authorizations or other rights granted by any Governmental Authority held or applied for by a TXI Party and that are used solely in the Chaparral Business or that relate solely to the Transferred Assets, to the extent they are legally assignable to Chaparral;

(viii)

Claims and Indemnities.  All rights, claims, demands, causes of action, judgments, decrees and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise, in favor of a TXI Party to the extent it relates to the Chaparral Business, including the right to sue, recover and retain such recoveries and the right to continue in the name of a TXI Party any pending actions relating to the foregoing, and to recover and retain any damages therefrom, but only to the extent relating to the Chaparral Business;

(ix)	Books and Records. All books and records (including all records pertaining to customers, suppliers and personnel), wherever located, that are related principally to the Chaparral Business;

(x)	Tax Credits. Any right, title or interest in any tax refund, credit or benefit to which any of the Chaparral Parties is entitled in accordance with the terms of the Tax Sharing Agreement; and

(xi)

Other Assets.  All other assets, tangible or intangible, including all goodwill, that are used principally in the Chaparral Business, including, without limitation, domain names and websites, or which TXI has agreed to transfer pursuant to the terms of this Agreement or any Ancillary Agreement or Conveyancing Instrument.

(b)     Leases of Real Property.  Subject to the terms and conditions of this Agreement and the Ancillary Agreements, prior to the Distribution the Parties shall enter into the following leases of real property:

(i)

Those certain real estate leases from Chaparral, as lessor, to TXI, as lessee, set forth on Schedule 2.1(b)(i) (the “Chaparral Real Estate Leases”) and any and all improvements, fixtures, machinery, equipment and other property located on the premises demised under the Chaparral Real Estate Leases; and

(ii)

Those certain real estate leases from TXI, as lessor, to Chaparral, as lessee, set forth on Schedule 2.1(b)(ii) (the “TXI Real Estate Leases”) and any and all improvements, fixtures, machinery, equipment and other property located on the premises demised under the TXI Real Estate Leases.

          SECTION 2.2  Retained Assets.  Notwithstanding anything to the contrary herein, the following shall be transferred to TXI or the appropriate TXI Party, if owned or held by a Chaparral Party, and included in the Retained Assets:

(a)     Cash.  Cash and cash equivalents, any cash on hand or in bank accounts, certificates of deposit, commercial paper and similar securities owned or held by any TXI Party or Chaparral Party as of the close of business on the Distribution Date, except for deposits securing leases and other obligations related solely to the Chaparral Business;

(b) Tax Refunds. Any right, title or interest in and to any tax refund, credit or benefit to which any of the TXI Parties is entitled in accordance with the terms of the Tax Sharing Agreement;

(c) Accruals. Any amounts accrued on the books and records of TXI or a TXI Party with respect to any Retained Liabilities;

(d) Employee Benefits. Except as provided in Article V, assets relating primarily to the provision of benefits to present or former employees of the Chaparral Business;

(e) Insurance Premiums and Refunds. Any right, title or interest in and to any prepaid insurance premiums or premium refunds for the TXI Policies;

(f) Intellectual Property Rights. All email addresses and all Trademarks, Copyrights, Patents, Software and other intellectual property rights that are not used solely in the Chaparral Business; and

(g) Other Assets. All assets which TXI has agreed to retain pursuant to the terms of this Agreement or any Ancillary Agreement or Conveyancing Instrument.

          SECTION 2.3  Assumption of Liabilities.  In connection with the transactions contemplated by Section 2.1, and except as set forth in Section 2.4, Chaparral shall and hereby does, and shall cause the Chaparral Parties to, assume on a joint and several basis, and pay, comply with and discharge in accordance with their terms all Liabilities of the TXI Parties arising out of the ownership or use of the Transferred Assets or the operation of the Chaparral Business, whether existing on the date hereof or arising at any time after the date hereof, whether based on circumstances, events or actions arising heretofore or hereafter, whether or not such Liabilities shall have been disclosed herein, and whether or not reflected on the books and records of the TXI Parties or the Chaparral Parties (all of such Liabilities being hereinafter referred to as the “Assumed Liabilities”), including:

(a)     Environmental.  All Liabilities of the TXI Parties involving the health or safety of persons or the protection of the environment or natural resources to the extent arising  out of the Chaparral Business or the Transferred Assets;

(b)     Leases and Contracts.  All Liabilities of the TXI Parties under or related to the Personal Property Leases and the Contracts, such assumption to occur as (i) assignee if such Personal Property Leases and Contracts are assignable and are assigned or otherwise transferred to the Chaparral Parties, or (ii) subcontractor, sublessee or sublicensee as provided in Section 6.2 if such assignment of such Personal Property Leases and Contracts and/or proceeds thereof is prohibited by law, by the terms thereof or not permitted by the other contracting party;

(c) Employees. All Liabilities of the TXI Parties in connection with claims of past or current employees of the Chaparral Business, except as otherwise expressly provided in this Agreement;

(d)     Actions.  All Liabilities of the TXI Parties related to (i) any Actions to the extent that they assert a claim arising out of the operation of the Chaparral Business or the ownership or use of the Transferred Assets, whether before or after the Distribution Date, and (ii) Assumed Actions;

(e) Tax Liabilities. All Liabilities for which any Chaparral Party is liable in accordance with the terms of the Tax Sharing Agreement;

(f)     Letters of Credit.  Any Liabilities incurred by TXI relating to any letter of credit posted by TXI for the benefit of a Chaparral Party, including letter of credit fees paid by TXI to the issuer of the letters of credit;

(g) Other Liabilities. All other Liabilities of the TXI Parties which Chaparral has agreed to assume pursuant to the terms of this Agreement or any Ancillary Agreement or Conveyancing Instrument.

         SECTION 2.4  Retained Liabilities.  Notwithstanding anything to the contrary in this Agreement, neither Chaparral nor any of the other Chaparral Parties shall assume the Retained Liabilities, including the following:

(a) Benefit Plans. Except as provided in Article V, the Liabilities under the TXI employee benefit plans;

(b) Tax Liabilities. All Liabilities for which TXI is liable in accordance with the terms of the Tax Sharing Agreement;

(c) Retained Business. All Liabilities arising out of the ownership or use of the Retained Assets or the operation of the Retained Business; and

(d)     Other Liabilities.  The Liabilities set forth on Schedule 2.4(d) and all Liabilities which TXI has agreed to retain pursuant to the terms of this Agreement or any Ancillary Agreement or Conveyancing Instrument.

SECTION 2.5 Sequencing of Separation of Chaparral Business. The separation of the Chaparral Business shall be effected as follows:

(a)     Corporate Restructuring.  The Parties acknowledge that on or before the date hereof, the  corporate restructuring transactions set forth on Schedule 2.5(a) have been completed by TXI and its appropriate Subsidiaries.

(b)     Transfers.  After the consummation of the transactions set forth in Section 2.5(a), TXI contributed to Chaparral as an additional contribution to capital the capital stock provided in Section 2.1(a)(i), and TXI shall, and shall cause the TXI parties to, transfer all of TXI’s right, title and interest in and to the other Transferred Assets to the appropriate Chaparral Parties.

(c)     Assumption.  In consideration for and simultaneous with the consummation of the transactions described in Section 2.5(b), the Chaparral Parties shall, and hereby do, assume on a joint and several basis, and discharge in accordance with their respective terms, all of the Assumed Liabilities.

(d)     Financing Transactions.  After the consummation of the transactions set forth in Sections 2.5(a) through (c), TXI shall contribute to the capital of Chaparral (Virginia) Inc. all but $25 million of its intercompany receivable from Chaparral (Virginia) Inc., and Chaparral shall and shall cause the other Chaparral Parties to (i) enter into the Credit Facility and related agreements, (ii) consummate the Note Offering, and (iii) and  borrow sufficient funds under the Credit Facility to permit Chaparral to pay the dividend as provided in Section 2.5(e).

(e)     Dividend.  Immediately following the consummation of the transactions described in Section 2.5(a) through (d), Chaparral shall pay to TXI, as a dividend, approximately $341 million in cash, the exact amount thereof to be determined by subtracting the Debt Issuance Costs from $350 million.  TXI shall use the entire amount of the dividend to pay creditors who are not Affiliates of TXI.

(f)     Releases. Upon consummation of the transactions described in Sections 2.5(a) through (e), TXI shall cause the Chaparral Parties to be released from their guarantees of TXI’s obligations under TXI’s 10¼% Senior Notes due 2011.

(g)     Contribution.  Immediately before the Distribution, TXI will contribute to the capital of Chaparral (Virginia) Inc. any the remaining amount of its intercompany receivable from Chaparral (Virginia) Inc.

Notwithstanding the foregoing, TXI may elect in its sole discretion at any time prior to the Distribution to omit or modify any of the transactions set forth in Sections 2.1 through 2.5 or to include additional transactions.

          SECTION 2.6  New Agreements.  Immediately following the consummation of the transactions described in Section 2.5, the appropriate TXI Parties and Chaparral Parties shall execute and deliver the following agreements, which shall thereafter become binding agreements between the parties thereto in accordance with their terms:

(a)	The Tax Sharing Agreement;
(b)	The TXI Real Estate Leases;
(c)	The Chaparral Real Estate Leases;
(d)	The Environmental Monitoring and Management Agreement; and
(e)	All other Ancillary Agreements.

          SECTION 2.7  Termination of Existing Intercompany Agreements. Except for this Agreement and the Ancillary Agreements and as otherwise expressly provided in this Agreement, the Ancillary Agreements or as set forth on Schedule 2.7, all Intercompany Agreements and all other intercompany arrangements and courses of dealings, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution Date, shall be terminated and be of no further force and effect from and after the Distribution Date.

SECTION 2.8 Shared Contracts and Liabilities.

(a)     Liabilities that relate to any Shared Contract set forth in Schedule 2.8 or that arose on or before the Distribution Date but do not relate primarily to the Chaparral Business or to any other business of TXI (“Shared Liabilities”) shall be allocated between the TXI Parties, on the one hand, and the Chaparral Parties on the other hand, as follows:

(i)	first, if the Shared Liability is incurred exclusively in respect of a benefit received by one Party, the Party receiving such benefit shall be responsible for such Shared Liability;

(ii)

second, if the Shared Liability relates to a Shared Contract but cannot be so allocated under clause (i), such Shared Liability shall be allocated between the Parties based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of the allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each Party shall be responsible for any and all Shared Liabilities arising out of or resulting from its breach of the relevant Shared Contract;

(iii)

third, if the Shared Liability does not relate to a Shared Contract and cannot be so allocated under clause (i), such Shared Liability shall be allocated between the Parties based on the relative proportions of total benefit received in connection with the matter pursuant to which the Shared Liability arose; and

(iv)	fourth, if the Shared Liability cannot be so allocated under clauses (i) through (iii), such Shared Liability shall be allocated evenly between the Parties.

(b)     If any of the TXI Parties, on the one hand, or any of the Chaparral Parties, on the other hand, receive any benefit or payment under any Shared Contract that was intended for the other Party, the Party receiving such benefit or payment will use commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment to the other Party.

(c)     The TXI Parties shall have the sole right, responsibility and authority for administration of pre-Distribution claims that relate to or affect any Shared Liability.  The expenses of such administration shall be treated as Shared Liabilities.

          SECTION 2.9  No TXI Representations or Warranties.  Except as expressly set forth herein or in any Ancillary Agreement, TXI does not represent or warrant in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any of the Transferred Assets or Assumed Liabilities or (ii) as to the legal sufficiency to convey title to any of the Transferred Assets on the execution, delivery and filing of the Conveyancing Instruments.  ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND IN THE CASE OF THE OWNED REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, and the Chaparral Parties shall bear the economic and legal risks that any conveyances of such assets shall prove to be insufficient or that the Chaparral Parties’ title to any such assets shall be other than good and marketable and free of encumbrances.  Except as expressly set forth in this Agreement or in any Ancillary Agreement, TXI does not represent or warrant that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, and, subject to Section 6.3, the Chaparral Parties shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.  Notwithstanding the foregoing, the Parties shall fully cooperate and use commercially reasonable efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement.

ARTICLE III
THE DISTRIBUTION

          SECTION 3.1  Issuance and Delivery of Chaparral Shares.  Chaparral shall issue to TXI the number of Chaparral Shares required so that the total number of Chaparral Shares held by TXI immediately prior to the Distribution is equal to the total number of Chaparral Shares distributable pursuant to Section 3.2.  TXI shall deliver to the Agent one or more stock certificates representing all Chaparral Shares then issued and outstanding, together with one or more stock power(s) endorsed in blank and, with respect to any uncertificated shares to be distributed pursuant to Section 3.2, shall take such steps as are necessary to permit such shares to be distributed in the manner described in Section 3.2.  In its capacity as Chaparral’s transfer agent, the Agent will distribute such shares in the manner described in Section 3.2.

          SECTION 3.2  Distribution of Chaparral Shares.  TXI shall instruct the Agent to (i) distribute the Chaparral Distributable Share to each holder of record of TXI Common Stock at the close of business on the Record Date, and (ii) after completing the transactions described in Section 3.3, deliver to Chaparral as a contribution to Chaparral, all remaining Chaparral Shares, if any, then held by the Agent.  Any such returned Chaparral Shares shall be immediately cancelled by Chaparral and shall not constitute treasury shares. Each distributed Chaparral Share shall be validly issued, fully paid and nonassessable and free of preemptive rights. The shares of Chaparral Common Stock distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. Except as required by applicable law, no certificates therefor shall be distributed. The Agent shall deliver an account statement to each holder of Chaparral Common Stock reflecting such holder’s ownership interest in shares of Chaparral Common Stock.

          SECTION 3.3  TXI Board Action.  The TXI Board of Directors shall, in its discretion, establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The Board of Directors of TXI also shall have the right to adjust the Chaparral Distributable Share at any time prior to the Distribution. The consummation of the transactions provided for in this Article III shall only be effected after the Distribution has been declared by the TXI Board of Directors.

          SECTION 3.4  Additional Approvals.  TXI shall cooperate with Chaparral in effecting, and if so requested by Chaparral, TXI shall, as the sole stockholder of Chaparral prior to the Distribution, ratify any actions which are reasonably necessary or desirable to be taken by Chaparral to effectuate the transactions referenced in or contemplated by this Agreement in a manner consistent with the terms hereof, including the preparation and implementation of appropriate plans, agreements and arrangements for employees of the Chaparral Business and non-employee members of Chaparral’s board of directors.

ARTICLE IV
BUSINESS SEPARATION CLOSING MATTERS

          SECTION 4.1  Delivery of Instruments of Conveyance.  In order to effectuate the transactions contemplated by Article II, the Parties shall execute and deliver, or cause to be executed and delivered, prior to or as of the Distribution such deeds, easements, licenses, rights of first refusal, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, assumption and conveyance (collectively, the “Conveyancing Instruments”) as the Parties shall reasonably deem necessary or appropriate to effect such transactions.

          SECTION 4.2  Delivery of Other Agreements.  Prior to or as of the Distribution, the Parties shall execute and deliver, or shall cause to be executed and delivered, each of the Ancillary Agreements.

          SECTION 4.3  Provision of Corporate Records.  Prior to or as promptly as practicable after the Distribution, TXI shall deliver to Chaparral all corporate books and records of Chaparral Parties and copies of all corporate books and records of the TXI Parties relating to the Chaparral Business, including in each case all active agreements, litigation files and government filings.

ARTICLE V
EMPLOYEE MATTERS

          SECTION 5.1  Employment.  On or before the Distribution Date, one of the Chaparral Parties shall employ or continue to employ each Chaparral Business Employee who, as of the day immediately prior thereto is employed by TXI or any of its Affiliates or Subsidiaries, including any such employee who is then an inactive employee on approved medical, non-medical or short-term disability, long-term disability or weekly indemnity leave of absence or absent from active employment due to occupational illness or injury covered by workers’ compensation. The terms and conditions of employment with Chaparral (x) shall be communicated to each such Chaparral Business Employee prior to the Distribution Date in a form mutually satisfactory to Chaparral and TXI, (y) shall include credit, for all purposes, for all years of service credited by TXI and its Subsidiaries and Affiliates, and (z) may include a requirement to execute a confidentiality and non-compete agreement between such Chaparral Business Employee and Chaparral.

          SECTION 5.2  Severance.  It is not intended that any Chaparral Business Employee will be eligible for termination or severance payments or benefits from TXI or its Subsidiaries or Affiliates as a result of the transfer or change of employment from TXI to Chaparral or their respective Subsidiaries or Affiliates.  Notwithstanding the preceding sentence, in the event that any such termination or severance payments or benefits become payable on account of such transfer, change or the refusal of a Chaparral Business Employee to accept employment with Chaparral, Chaparral shall indemnify the TXI Parties and their Affiliates, for the amount of such termination or severance payments or benefits. Chaparral shall be liable, and indemnify the TXI Parties and their Affiliates, for any termination or severance obligations owed to Chaparral Business Employees on or after the Distribution Date, including obligations to Chaparral Business Employees whose employment ceased prior to the Distribution Date.

          SECTION 5.3  Employment Solicitation.  For a period of three (3) years following the Distribution Date, neither the TXI Parties nor the Chaparral Parties may, and will not permit any of their respective Affiliates or agents to, solicit or recruit for employment any then current exempt salaried, managerial or supervisory employees of the other, without the prior written consent of the other.  Nothing in this Section 5.3 shall be construed so as to (i) prohibit the hiring by either the TXI Parties or the Chaparral Parties of any exempt salaried, managerial or supervisory employee of the other who in good faith is believed to be actively seeking employment on his/her own initiative without prior contact initiated by any employee or agent of the company where employment is sought, or (ii) prohibit the hiring of any person who applied for employment with either company in response to any public advertising medium.

          SECTION 5.4  Personnel Records.  Subject to applicable law, all information and records regarding employment and personnel matters of Chaparral Business Employees will be Transferred Assets and shall be retained after the Distribution Date by Chaparral in accordance with all laws relating to the collection, storage, retention and disclosure of such records.  Access to such records after the Distribution Date will be provided to TXI in accordance with Section 12.1.  Notwithstanding the foregoing, TXI shall retain reasonable access to those records necessary to TXI’s continued administration of any plans or programs on behalf of Chaparral Business Employees after the Distribution Date for so long as said administration continues pursuant to this Agreement.  TXI shall also retain copies of all confidentiality and non-compete agreements with any Chaparral Business Employee in which TXI has an interest.

          SECTION 5.5  Cessation of Participation in TXI Welfare Plans.  Except as otherwise provided in this Agreement or as required by the terms of any TXI Welfare Plan or by COBRA or any comparable state law, participation in the TXI Welfare Plans by all Chaparral Business Employees will cease as of 11:59 p.m. on the Distribution Date (the “Cessation Time”).

          SECTION 5.6  Chaparral’s Welfare Plans.  Effective as of the Cessation Time, Chaparral shall have in place for the benefit of Chaparral Business Employees and their respective eligible dependents, health (including medical, vision and dental), life, accidental death and dismemberment, disability and other Welfare Plans substantially similar to the Welfare Plans maintained by TXI or any of its Subsidiaries or Affiliates in which such individuals participated immediately prior to the Cessation Time.  Chaparral Business Employees shall be eligible to participate in the Chaparral Welfare Plans immediately following the Cessation Time on the same basis on which they were eligible to participate in the TXI Welfare Plans immediately prior to the Cessation Time.

          SECTION 5.7  Welfare Plan Liabilities.

(a)     Chaparral Liabilities. Except as provided in this Agreement, as of the Cessation Time, Chaparral shall assume, and be solely responsible for all Welfare Plan Liabilities incurred by any Chaparral Business Employee or his or her dependents after the Cessation Time.

(b) TXI Liabilities. TXI shall continue to be responsible after the Cessation Time for employer Liabilities under its Welfare Plans with respect to the following:

(i)

Terminated Employees.  Any Chaparral Business Employee whose employment terminated prior to the Cessation Time for any reason and who elected or is eligible to elect, pursuant to a TXI-sponsored continuation plan or rights under COBRA or any comparable state law, to continue participation in any Welfare Plan in which he/she was enrolled on the applicable date of termination.

(ii)

Dependents.  Any dependent of a Chaparral Business Employee whose employment terminated prior to the Cessation Time who elected, or is eligible to elect pursuant to rights under COBRA or any comparable state law continuation coverage under TXI’s Welfare Plans as of the Cessation Time.

(iii)

Retirees.  Any Chaparral Business Employee whose employment terminated prior to the Cessation Time due to retirement and who elected or is eligible to elect, pursuant to a TXI-sponsored continuation plan or rights under COBRA, or any comparable state law, to continue participation in any Welfare Plan.

(iv)

Disabled Persons.  Any Chaparral Business Employee who is not on TXI’s payroll and is receiving long-term disability benefits as of the Cessation Time who is eligible to elect, pursuant to a TXI-sponsored continuation plan or rights under COBRA, or any comparable state law, to continue participation in any Welfare Plan.

(v)

Pre-Distribution Claims.  Except as provided in Sections 5.2, 5.8 and 5.11, all claims for self-insured welfare benefits incurred by Chaparral Business Employees prior to the Cessation Time, whether such claims have been paid or remain unpaid as of such date.  Claims incurred by Chaparral Business Employees prior to the Cessation Time pursuant to the terms of a fully insured plan maintained by TXI or Chaparral  shall be paid pursuant to such plan.  Claims for health benefits shall be considered to be incurred prior to the Cessation Time if the services related to such claims were provided prior to the Cessation Time.  Claims for all other welfare benefits shall be considered to be incurred prior to the Cessation Time if the date of loss occurred prior to the Cessation Time.

          SECTION 5.8  Flexible Spending Accounts.  Effective as of the Cessation Time, Chaparral shall have in place a flexible spending account plan in which Chaparral Business Employees shall maintain their existing eligibility and participation status under the flexible spending account plan maintained by TXI.  Salary reduction elections made by Chaparral Business Employees under the TXI flexible spending account plan shall continue to apply with respect to the Chaparral flexible spending account plan at least through the end of the 2005 calendar year.  As of the Cessation Time, Chaparral shall credit or debit (as applicable), or cause to be credited or debited, the account of each Chaparral Business Employee under the Chaparral flexible spending account plan with an amount equal to the positive or negative balance of such Chaparral Business Employee’s flexible spending accounts under the TXI flexible spending account plan immediately prior to the Cessation Time.  For purposes of this Section, the balance of a Chaparral Business Employee’s flexible spending account shall be determined as the amount of the Chaparral Business Employee’s contributions for the 2005 calendar year to the account as of the Cessation Time minus the amount of his or her reimbursements for the 2005 calendar year from the account as of the Cessation Time.  TXI shall pay, or cause to have paid, to Chaparral any net positive balance of the amounts credited to the flexible spending accounts of Chaparral Business Employees as of the Cessation Time, and Chaparral shall pay, or cause to have paid, to TXI any net negative balance of the amounts credited to such accounts.  Any such payments shall be made as soon as administratively practicable after the Cessation Time.  Chaparral shall assume and be solely responsible for (i) all claims which have been submitted by Chaparral Business Employees under the TXI flexible spending account plan but not yet paid as of the Cessation Time, and (ii) all claims submitted under the Chaparral flexible spending account plan after the Cessation Time.  TXI shall provide Chaparral with copies of any records available to TXI to document the claims described in clause (i) above.

          SECTION 5.9  TXI Assets.  Except as provided in Section 5.8 above, TXI shall retain all claim reserves, bank accounts, trust funds or other balances maintained by or on behalf of TXI’s Welfare Plans.

          SECTION 5.10  Past Credit for Amounts Paid.  Chaparral shall credit Chaparral Business Employees with any amounts paid under the TXI Welfare Plans toward satisfaction of applicable deductible amounts and copayments, coinsurance and out-of-pocket maximums under the corresponding Welfare Plans maintained by Chaparral to the extent such payments would have been taken into account under the TXI Welfare Plans.  TXI shall provide Chaparral with copies of any records available to TXI to document such payments.

          SECTION 5.11.  Disability.

(a)     Short-Term Disability Benefits.  Chaparral shall be responsible for all claims for short-term disability benefits payable to Chaparral Business Employees on or after the Distribution Date. TXI shall continue to be responsible after the Distribution Date to fund  all claims for short-term disability benefits incurred by a Chaparral Business Employee prior to the Distribution Date.

(b)     Long-Term Disability Benefits.  Chaparral shall continue to be responsible after the Cessation Time for all claims for long-term disability incurred prior to the Cessation Time by any Chaparral Business Employee who is absent from active employment due to a total disability, as defined in the Chaparral disability plan, on or prior to the Cessation Time.  Chaparral shall also assume and be responsible for long-term disability benefits for any Chaparral Business Employee who is receiving short-term disability benefits as of the Cessation Time and who becomes eligible for long-term disability benefits thereafter.  Chaparral shall assume and be solely responsible for all other claims for long-term disability payable after the Cessation Time with respect to any Chaparral Business Employee.

          SECTION 5.12  Cessation of Participation in TXI Non-ERISA Benefit Arrangements.  Except as otherwise provided in this Agreement or as required by the terms of any TXI Non-ERISA Benefit Arrangement, participation in TXI Non-ERISA Benefit Arrangements will cease for all Chaparral Business Employees as of the Cessation Time.

          SECTION 5.13  Assumption of Certain Employee Related Obligations.  Effective as of the Cessation Time, the Chaparral Parties shall assume, and none of the TXI Parties or any of their Affiliates shall have any further Liability for, the following agreements, obligations and Liabilities; provided, however, that if any such agreement, obligation or Liability cannot be assumed by the Chaparral Parties for a reason beyond the control of the parties hereto, including the refusal of a third party to agree to such an assumption, then the Chaparral Parties shall indemnify the TXI Parties and their Affiliates and hold them harmless with respect to such agreement, obligation or Liability, as though it had been assumed by the Chaparral Parties.

(a) Agreements entered into between TXI, its Subsidiaries or Affiliates and Chaparral Business Employees.

(b) Agreements entered into between TXI, its Subsidiaries or Affiliates and independent contractors providing services to the Chaparral Business.

(c) All confidentiality and non-compete agreements between TXI, its Subsidiaries or Affiliates and Chaparral Business Employees.

(d)     All wages, salary, incentive compensation, commissions and bonuses payable to Chaparral Business Employees after the Cessation Time except that TXI shall retain Liability for amounts payable to Chaparral Business Employees under all incentive plans for the 2005 fiscal year.

(e) Any severance payments owed, but not yet paid, to any Chaparral Business Employee whose employment terminated prior to the Cessation Time.

(f) All moving expenses incurred by Chaparral Business Employees in connection with the Distribution.

(g)     All Liabilities and obligations whatsoever of the Chaparral Business with respect to claims made by or with respect to Chaparral Business Employees or any other persons who at any time prior to the Distribution Date had employment duties primarily related to the Chaparral Business relating to Non-ERISA Benefit Arrangements with respect to the Chaparral Business and not otherwise retained or assumed by TXI pursuant to this Agreement, including such liabilities relating to actions or omissions of or by Chaparral or any officer, director, employee or agent thereof prior to the Distribution Date.

          SECTION 5.14  Equity Compensation Plans.

(a)     Unexercisable Options.  Each outstanding option to purchase TXI Common Stock that is held by a Chaparral Business Employee (a “TXI Option”) shall, to the extent such TXI Option is not exercisable as of the Cessation Time, be cancelled and replaced with a substitute option granted by Chaparral to purchase from Chaparral shares of Chaparral Common Stock (a “Substitute Option”).  The number of shares of Chaparral Common Stock subject to each Substitute Option and the exercise price per share will be calculated in accordance with the following formulas:

Number of Substitute Options Shares = Number of TXI Option Shares / (Post-Spin Chaparral Closing Price / Pre-Spin TXI Closing Price)

Exercise Price per Share = Post-Spin Chaparral Closing Price x Closing Price Ratio

where

“Number of Substitute Option Shares” is the number of shares of Chaparral Common Stock subject to a Substitute Option that will be granted by Chaparral to a Chaparral Business Employee.  Any fractional number will be rounded down to the next whole number.

“Number of TXI Option Shares” is the number of shares of TXI Common Stock subject to an unvested TXI Option held by a Chaparral Business Employee at the Cessation Time.

“Post-Spin Chaparral Closing Price” is the closing price of Chaparral Common Stock sold in the regular way on the first business day after the Distribution Date.

“Pre-Spin TXI Closing Price” is the closing price of TXI Common Stock sold in the regular way on the Distribution Date.

“Exercise Price per Share” is the exercise price per share of a Substitute Option that will be granted by Chaparral to a Chaparral Business Employee.

“Closing Price Ratio” is the exercise price per share of an unvested TXI Option divided by the Pre-Spin TXI Closing Price.

Employment or service credited by TXI and its Subsidiaries and Affiliates and Chaparral shall be taken into account in determining when such Substitute Options become exercisable, and when they terminate.  Except as otherwise provided herein, each substitute option shall be exercisable upon the same terms and conditions as were applicable under the related TXI Option immediately prior to the Cessation Time.

(b)     Exercisable Options.  Each outstanding TXI Option that is, or is scheduled to be, exercisable as of the Cessation Time shall remain exercisable following the Distribution Date, pursuant to its terms, only for the period during which such TXI Option remains exercisable following the holder’s termination of employment with TXI, its Subsidiaries or Affiliates, provided that the number of shares of TXI Common Stock subject to each such TXI Option and the exercise price per share shall be adjusted in the same manner as TXI adjusts options to purchase TXI Common Stock held by its other employees.

(c)     Restricted Stock.  In connection with the Distribution, the restrictions on each outstanding share of restricted stock held by a director of TXI who becomes a director of Chaparral shall lapse in accordance with the terms of the applicable TXI equity compensation plan and award agreement.

(d)     Chaparral Performance Share Plan.  On the Distribution Date, Chaparral shall assume and be solely responsible for all obligations and Liabilities under any outstanding Chaparral Steel Company Performance Share Agreement and Plan.

(e)     TXI Common Stock Award Plan.  On the Distribution Date, Chaparral shall assume and be solely responsible for all obligations and Liabilities under any outstanding award under the Texas Industries, Inc. Common Stock Award Plan to Tommy A. Valenta and William H. Dickert. Such awards to Mr. Valenta and Mr. Dickert shall be adjusted in the same manner as unexercisable stock options are adjusted pursuant to Section 5.14(a).  TXI will retain sole responsibility for all obligations and Liabilities under any other outstanding award under the Texas Industries, Inc. Common Stock Award Plan.

(f)     Other Equity Awards.  Except as provided in Sections 5.14(a) through (e), all outstanding equity compensation awards held by Chaparral Business Employees under the TXI equity compensation plans shall be subject to the terms of such plans and applicable award agreements.

          SECTION 5.15  Workers’ Compensation.  Except as provided herein, Chaparral shall be solely responsible for all claims for workers’ compensation reported by a Chaparral Business Employee on or after the Distribution Date.  TXI shall continue to be responsible after the Distribution Date for administering all claims for workers’ compensation reported by a Chaparral Business Employee prior to the Distribution Date under the terms of any TXI workers’ compensation policy or plan; however, Chaparral shall reimburse, and shall indemnify TXI, or its Subsidiaries or Affiliates, for any amounts payable under such claims.  In accordance with Sections 5.20 and 8.6, TXI shall transfer, or cause to be transferred, to Chaparral any accrued, unpaid liabilities related to such incurred claims or incurred but not reported claims which have been accrued by TXI, its Subsidiaries or Affiliates prior to the Distribution Date.  Such accruals are intended to reflect claims cost within the specified deductible amount stipulated in each relevant insurance policy for several past years with open claims.  Any adjustments to the accruals required after the Distribution Date are the sole responsibility of Chaparral and will be remitted as required by this Agreement in Sections 5.20 and 8.6.

          SECTION 5.16  Accrued Days Off.  Chaparral shall recognize and assume all Liability for all vacation, holiday, flex days and personal days off, including banked vacation, accrued by Chaparral Business Employees as of the Cessation Time, and Chaparral shall credit each Chaparral Business Employee with such days off  accrual.

          SECTION 5.17  Leaves of Absence.  Chaparral shall establish leave of absence policies which are substantially similar to the leave of absence policies maintained by TXI and will continue to apply such policies to inactive Chaparral Business Employees who are on an approved leave of absence as of the Distribution Date.  Chaparral Business Employees shall be eligible for leaves of absence after the Distribution Date to the same extent they would have been had they remained employed by TXI, its Subsidiaries or Affiliates.  Leaves of absence taken by Chaparral Business Employees prior to the Distribution Date shall be deemed to have been taken as employees of Chaparral.

SECTION 5.18 Defined Contribution and Defined Benefit Plans.

(a)	Employees’ Retirement Plan.

(i)

Establishment of Chaparral 401(k) Plan.  Effective as of the Distribution Date, Chaparral shall adopt, establish and maintain a Pension Plan and trust qualified under section 401(a) and section 501(a) of the Code (the “Chaparral 401(k) Plan”) that is substantially similar to the TXI Retirement Plan and trust (the “TXI 401(k) Plan”).  Chaparral shall assume and thereafter be solely responsible for all then existing or future employer Liabilities arising from or related to the Chaparral 401(k) Plan and the administration thereof.  As soon as practicable after the adoption of the Chaparral 401(k) Plan, Chaparral shall submit an application to the IRS for a determination regarding the qualification of the Chaparral 401(k) Plan and shall take any actions not inconsistent with Chaparral’s other general commitments contained in this Agreement and make any amendments necessary to receive a favorable determination letter.

(ii)

Transfer of Account Balances.  As soon as administratively practicable after the Distribution Date, the TXI 401(k) Plan will be split-up into the portion composed of the assets allocable to the TXI Business Employees, and the portion composed of assets allocable to the Chaparral Business Employees.  The portion of the TXI 401(k) Plan composed of assets allocable to the Chaparral Business Employees will then be merged into the Chaparral 401(k) Plan.  The assets which will be transferred in the merger to the Chaparral 401(k) Plan will include applicable TXI stock and Chaparral stock, and promissory notes evidencing outstanding loan balances of Chaparral Business Employees, all in accordance with section 414(l) of the Code.  Without limiting the generality of the foregoing, the transferred assets will remain subject to applicable qualified domestic relations orders (as defined in section 414(p) of the Code).

(iii)

Company Contributions.  Chaparral shall assume and be responsible for making the employer contributions to the Chaparral 401(k) Plan accounts of Chaparral Business Employees for all calendar years beginning with 2005.  The employer contributions for calendar year 2005 shall be calculated on the basis of Chaparral Business Employees’ income and contributions for calendar year 2005, regardless of whether earned or paid before or after the Cessation Time.

(b)	Financial Security Plan and Other Deferred Compensation.

(i)

Establishment of Chaparral Financial Security Plan.  TXI maintains four plans that provide retirement benefits to a select group of management or highly paid employees, including both TXI Business Employees and Chaparral Business Employees, collectively the “TXI Financial Security Plan” or “TXI FSP”.  The TXI FSP has been adopted by Chaparral for the benefit if its pre-Distribution Date employees, and Chaparral has full liability and responsibility to provide the benefits promised under the TXI FSP to such employees.  Effective as of the Distribution Date, Chaparral shall withdraw from the TXI FSP, shall establish a form of Financial Security Plan (the “Chaparral FSP”) that is substantially similar to the form of TXI FSP except that it shall provide benefits solely for Chaparral Business Employees.  Effective on the Distribution Date TXI shall amend the TXI FSP to exclude Chaparral Business Employees and to provide that the TXI FSP will provide benefits solely for the TXI Business Employees.

(ii)

Assumption of Existing Plans.  Effective on the Distribution Date, Chaparral shall assume and thereafter be solely responsible for all then existing or future employer Liabilities arising from or related to the Chaparral FSP’s covering any Chaparral Business Employees  and the administration thereof.

(iii)

Transfer of Insurance Policies.  As soon as administratively practicable after the Distribution Date, TXI shall transfer to Chaparral the life insurance policies on the lives of Chaparral Business Employees who have benefits under the Chaparral FSP.  In addition, Chaparral shall transfer to TXI any life insurance policies in which Chaparral is the beneficiary on the lives of TXI Business Employees whose TXI FSP obligations are retained by TXI.

(iv)

Directors’ Deferred Compensation.  TXI permits each of its directors (“TXI Director”) to annually defer a portion of his or her director fees pursuant to a Deferred Compensation Agreement (“TXI Director’s Agreement”), and to, in effect, convert the amount of the deferred compensation into hypothetical TXI shares, with a corresponding number of actual TXI shares distributed upon the applicable distribution date set froth in each such TXI Director’s Agreement. Effective on the Distribution Date, Chaparral shall assume and thereafter be solely responsible for all then existing or future Liabilities and administrative responsibilities arising from or related to all TXI Director’s Agreements to which any TXI Director who becomes a Chaparral director (“Chaparral Director”) is a party, and such assumed TXI Director’s Agreements are hereafter referred to as “Chaparral Director’s Agreements”.  All of the Agreements will be amended, effective on the Distribution Date, to provide that (i) the additional hypothetical Chaparral shares credited under each TXI Director’s Agreement as a result of the Distribution shall be converted to an equivalent value of TXI shares, and (ii) the hypothetical TXI shares credited under each Chaparral Director’s Agreement shall be converted to an equivalent value of hypothetical Chaparral shares.  As a result of such conversions, on the applicable distribution dates TXI Directors will receive only TXI shares and Chaparral Directors will receive only Chaparral shares.

          SECTION 5.19  Past Service Credit.  With respect to all Chaparral Business Employees, Chaparral shall recognize all service, plan participation and membership recognized under TXI’s Welfare Plans, Non-ERISA Benefit Arrangements, retirement plans and programs including the TXI 401(k) Plan and the TXI FSP for purposes of determining benefit eligibility, participation, vesting, and calculation of benefits under Chaparral’s Welfare Plans, Non-ERISA Benefit Arrangements, retirement plans and programs including the Chaparral 401(k) Plan, the Chaparral FSP. TXI will provide to Chaparral copies of any records available to TXI to document such service, plan participation and membership and cooperate with Chaparral to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to such Chaparral Business Employees.

          SECTION  5.20  Reimbursement and Indemnification. The parties hereto agree to reimburse each other, within 30 days of receipt from the other party of appropriate verification, for all costs and expenses which each may incur on behalf of the other as a result of any of the Welfare Plans, Pension Plans and Non-ERISA Benefit Arrangements and, as contemplated by Section 5.2, any termination or severance payments or benefits. All Liabilities retained, assumed or indemnified against by Chaparral pursuant to this Article V shall be deemed Assumed Liabilities, and all Liabilities retained, assumed or indemnified against by TXI pursuant to this Article V  shall be deemed Retained Liabilities.

          SECTION 5.21  Further Cooperation.  The parties shall provide each other such records and information as may be necessary or appropriate to carry out their obligations under this Article V or for the purposes of administering the Chaparral plans described herein, and they will cooperate in the filing of documents required by the transfer of assets and liabilities described herein.

ARTICLE VI
CERTAIN COVENANTS

          SECTION 6.1  Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (“Third Party Consents”), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

          SECTION 6.2  Non-Assignable Contracts.  If and to the extent that any TXI Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any Chaparral Party of any Contract or other rights relating to the Chaparral Business that would otherwise be transferred or assigned to such Chaparral Party as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) such TXI Party shall continue to be bound thereby and the purported transfer or assignment to such Chaparral Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained, and (ii) unless not permitted by the terms thereof or by law, the Chaparral Parties shall pay, perform and discharge fully all of the obligations of the TXI Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the TXI Parties for all indemnifiable Losses arising out of such performance by such Chaparral Party.  The TXI Parties shall, without further consideration therefor, pay and remit to the applicable Chaparral Party promptly all monies, rights and other considerations received in respect of such performance.  The TXI Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 6.2 only as reasonably directed by Chaparral and at Chaparral’s expense.  If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or be able to be novated, the TXI Parties shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable Chaparral Party without payment of further consideration, and the Chaparral Party shall,without the payment of any further consideration therefor, assume such rights and obligations.

To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 6.2 is prohibited by law or the terms thereof, this Section 6.2 shall operate to create a subcontract with the applicable Chaparral Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the TXI Parties with respect to the performance by such Chaparral Party.

SECTION 6.3 Novation of Assumed Liabilities; Release of Guarantees.

(a)     Except as otherwise specifically provided in Section 2.8 with respect to Shared Contracts and elsewhere in this Agreement, it is expressly understood and agreed to by the Parties that upon the assumption by the Chaparral Parties of the Assumed Liabilities, the TXI Parties and their respective officers, directors and employees shall be released unconditionally by the Chaparral Parties from any and all Liability, whether joint, several or joint and several, for the discharge, performance or observance of any of the Assumed Liabilities, so that the Chaparral Parties will be solely responsible for such Assumed Liabilities.

(b)     The Chaparral Parties, at the reasonable request of any TXI Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, approval, release, substitution or amendment required to novate (including with respect to any federal government contract) or assign all obligations under the Assumed Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than the Chaparral Parties.

(c)     If a Chaparral Party is unable to obtain any such required consent, approval, release, substitution or amendment, the applicable TXI Party shall continue to be bound by such Assumed Liability and, unless not permitted by law or the terms thereof, the Chaparral Parties shall, as agent or subcontractor for the TXI Parties, pay, perform and discharge fully all of the obligations or other Liabilities of the TXI Parties thereunder from and after the date hereof.  The Chaparral Parties shall indemnify and hold harmless the TXI Parties against any Liabilities arising in connection with such Assumed Liability.  Except as otherwise set forth in this Agreement, the TXI Parties shall, without further consideration, pay and remit, or cause to be paid or remitted, to the applicable Chaparral Party promptly the after-tax amount of all money, rights and other consideration received by it in respect of such performance (unless any such consideration is a Retained Asset).  If and when any such consent, approval, release, substitution or amendment shall be obtained or such Assumed Liability shall otherwise become assignable or be able to be novated, the applicable TXI Party shall thereafter assign, or cause to be assigned, all of their rights, obligations and other Liabilities thereunder to the applicable Chaparral Party without payment of further consideration, and the Chaparral Parties shall, without the payment of any further consideration, assume such rights and obligations.

SECTION 6.4 Further Assurances.

(a)     In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Distribution and the other agreements and documents contemplated hereby.  Without limiting the generality of the foregoing, each Party shall cooperate with the other Party to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, Contract or other instrument, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to confirm the title of the Chaparral Parties to all of the Transferred Assets and the Chaparral Business, to put the applicable Chaparral Party in actual possession and operating control thereof and to permit the applicable Chaparral Party to exercise all rights with respect thereto and to effectuate the provisions and purposes of this Agreement and the other agreements and documents contemplated hereby or thereby.

(b)     If any asset used principally in and reasonably necessary to the conduct of the Chaparral Business is not transferred to the applicable Chaparral Party, or any asset used principally in and reasonably necessary to the conduct of the Retained Business is transferred to any Chaparral Party, TXI and Chaparral shall negotiate in good faith after the Distribution to determine whether such asset should be transferred to a Chaparral Party or to a TXI Party, as the case may be, and the terms and conditions upon which such asset shall be made available to a Chaparral Party or to a TXI Party, as the case may be.  Unless expressly provided to the contrary in this Agreement or any Ancillary Agreement, if any Liability arising out of or relating to the Chaparral Business is retained by any TXI Party, or any Liability arising out of or relating to the Retained Business is assumed by any Chaparral Party, TXI and Chaparral shall negotiate in good faith after the Distribution to determine whether such Liability should be transferred to a Chaparral Party or a TXI Party, as the case may be, and/or the terms and conditions upon which any such Liability shall be transferred.

SECTION 6.5 Collection of Accounts Receivable.

(a)     Following the Distribution, the TXI Parties shall be entitled to control all collection actions related to the Retained Business and the Chaparral Parties shall be entitled to control all collection actions related to the Chaparral Business, in each case including the determination of what actions are necessary or appropriate and when and how to take any such action.

(b)     If, after the Distribution, any Chaparral Party shall receive any remittance from any account debtors with respect to the accounts receivable arising out of the Retained Business or other amounts due any TXI Party in respect of services rendered by any TXI Party, or any TXI Party shall receive any remittance from any account debtors with respect to the accounts receivable arising out of the Chaparral Business or other amounts due any Chaparral Party in respect of services rendered by any Chaparral Party, such Party shall receive and deposit such remittance and hold the same for the benefit of the other Party.  The Parties shall reconcile any amounts held under this Section 6.5 on a weekly basis, with the difference between the amounts held by each Party for the benefit of the other being settled by a cash payment to be made as soon as practicable following such reconciliation and, in any event, no later than five business days following the completion of such reconciliation.

(c)     Each Party shall deliver to the other such schedules and other information with respect to accounts receivable as each shall reasonably request from time to time in order to permit such Parties to reconcile their respective records and to monitor the collection of all accounts receivable. Each Party shall afford the other reasonable access to its books and records relating to any accounts receivable.

          SECTION 6.6  Election of Chaparral Board of Directors.  Prior to the Distribution, TXI agrees to vote all shares of Chaparral Common Stock held by it in favor of the nominees to the Board of Directors of Chaparral, as set forth on Schedule 6.6.

          SECTION 6.7  Late Payments.  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate.

          SECTION 6.8  Registration and Listing.  Prior to the Distribution:

(a)     TXI and Chaparral shall cooperate with respect to the preparation of the registration statement on Form 10, including such amendments or supplements thereto as may be necessary (together, the “Registration Statement”), to effect the registration of the Chaparral Common Stock under the Exchange Act. The Registration Statement shall include or incorporate by reference an information statement to be sent by TXI to its stockholders in connection with the Distribution (the “Information Statement”). Chaparral and TXI shall use commercially reasonable efforts to cause the Registration Statement to become and remain effective under the Exchange Act as soon as reasonably practicable. As soon as practicable, after the Record Date, TXI shall mail the Information Statement to the holders of TXI Common Stock.

(b)     The Parties shall use commercially reasonable efforts to take all such action as may be necessary or appropriate under state and foreign securities and “Blue Sky” laws in connection with the transactions contemplated by this Agreement.

(c)     TXI and Chaparral shall prepare, and Chaparral shall file and seek to make effective, an application for the listing of the Chaparral Common Stock on the NASDAQ National Market, subject to official notice of issuance. TXI shall, to the extent commercially reasonable, give notice of the Record Date in compliance with Rule 10b-17 of the Securities Exchange Act of 1934, as amended.

(d)     The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto that are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

          SECTION 6.9  No Noncompetition.  After the Distribution, either Party may, except as otherwise provided in the Ancillary Agreements, (i) engage in the same or similar activities or lines of business as the other Party or (ii) do business, or refrain from doing business, with any potential or actual supplier or customer of the other Party.

          SECTION 6.10 Litigation.

(a)     As of the Distribution, the Chaparral Parties shall assume and, except as provided in Article VIII, pay all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Distribution. “Assumed Actions” means those cases, claims and investigations (in which any TXI Party or any Affiliate of a TXI Party, other than a Chaparral Party, is a defendant or the party against whom the claim or investigation is directed) primarily related to the Chaparral Business, including those listed on Schedule 6.10(a).

(b)     The TXI Parties shall transfer the Transferred Actions to Chaparral, and Chaparral shall receive and have the benefit of all of the proceeds of such Transferred Actions. “Transferred Actions” means those cases and claims (in which any TXI Party or any of its Affiliates is a plaintiff or claimant) primarily relating to the Chaparral Business, including those listed on Schedule 6.10(b).

(c)     Each Party agrees that at all times from and after the Distribution, if an Action is commenced by a third party naming both Parties as defendants thereto and with respect to which one Party is a nominal defendant, then the other Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.

          SECTION 6.11  Signs; Use of Company Name.  Prior to December 31, 2005, Chaparral shall remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers on the Transferred Assets that refer or pertain to TXI, any TXI Party or the Retained Business, in the case of Chaparral, or that refer or pertain to Chaparral, any Chaparral Party or the Chaparral Business on the Retained Assets, in the case of TXI.

Such removal shall be at the expense of the Party that owns the signs.  After such period, (i) the Chaparral Parties shall not use or display the names “Texas Industries”, “TXI” or any variations thereof, or other Trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any TXI Party that have not been assigned or licensed to a Chaparral Party, and (ii) the TXI Parties shall not use or display the name “Chaparral” or any variations thereof, or other Trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any Chaparral Party that have not been assigned or licensed to a TXI Party (collectively, the “Non-Permitted Names”), without the prior written consent of the other Party; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent either Party from using the other’s name in public filings with Governmental Authorities, materials intended for distribution to either Party’s stockholders or any other communication in any medium that describes the relationship between the Parties, including materials distributed to employees relating to the transition of employee benefit plans; provided further that Chaparral shall be permitted to use its inventories of packaging and promotional materials and other supplies existing on the date hereof that bear the TXI name or logo until June 30, 2006.

          SECTION 6.12  Transition Services.   Although neither Party is aware of any transition services that either Party will be required to provide to the other after the Distribution, for a period of one year after the Distribution if either Party discovers that it requires the continuation of any service that had been provided by the other Party prior to the Distribution, each Party will negotiate in good faith an agreement to provide such services.  Such agreement will provide that such services will be provided for up to two years after the Distribution at a price and on terms that could be obtained on an arms length basis from an independent third party.  Such services may include the licensing of any intellectual property rights owned by one Party and used by the other Party prior to the Distribution.

ARTICLE VII
CONDITIONS TO THE DISTRIBUTION

The obligation of TXI to effect the Distribution is subject to the satisfaction or the waiver by TXI of each of the following conditions:

          SECTION 7.1  Consummation of Pre-Distribution Transactions.  The pre-Distribution transactions contemplated by Article II of this Agreement shall have been consummated in all material respects.

          SECTION 7.2  Effectiveness of Registration Statement; No Stop Order.  The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or, to the knowledge of either of the Parties, threatened by the SEC.

          SECTION 7.3  Approval of NASDAQ Listing Application.  The Chaparral Common Stock to be distributed in the Distribution shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

          SECTION 7.4  Approval by TXI Board of Directors.  This Agreement and the transactions contemplated hereby, including the declaration of the Distribution and a determination that TXI has sufficient surplus for the dividend in accordance with Section 170 of the Delaware General Corporation Law, shall have been duly approved by the Board of Directors of TXI in accordance with applicable law and the Restated Certificate of Incorporation, as amended, and By-Laws of TXI.

          SECTION 7.5  Receipt of Tax Opinion.  TXI’s Board of Directors shall have received an opinion satisfactory to it of its tax counsel which shall not have been rescinded, substantially to the effect that the Contribution will qualify as a tax-free transaction for federal income tax purposes under Section 368(a)(1)(D) of the Code, that the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code, and that no income, gain or loss will be recognized by TXI, Chaparral or the TXI stockholders as a result of the Contribution or the Distribution.

          SECTION 7.6  Consents.

(a)     All Material Governmental Approvals and Consents required to permit the valid consummation of the Distribution shall have been obtained without any conditions being imposed that would have a material adverse effect on TXI or Chaparral.

(b)     TXI shall have obtained the Third Party Consents that shall be required in connection with the Distribution or Contribution, including any consents required from holders of TXI’s 10¼% Senior Notes due 2011 (to the extent not theretofore repaid), except those for which the failure to obtain such consents, approvals or waivers would not, in the reasonable opinion of TXI , individually or in the aggregate have a material adverse effect on TXI, Chaparral or the consummation of the Distribution or Contribution.

          SECTION 7.7  No Other Events.  No other events or developments shall have occurred that, in the judgment of the TXI Board of Directors, would result in the Distribution having a material adverse effect on TXI or its stockholders.

          SECTION 7.8  No Actions.  No action, suit or proceeding shall have been instituted or threatened by or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator to restrain, enjoin or otherwise prevent the Distribution or the other transactions contemplated by this Agreement (including a stop order with respect to the effectiveness of the Registration Statement), and no order, injunction, judgment, ruling or decree issued by any court of competent jurisdiction shall be in effect restraining the Distribution or such other transactions.

          SECTION 7.9  Compliance with State and Foreign Securities and “Blue Sky” Laws.  The Parties shall have taken all such action as may be necessary or appropriate under state and foreign securities and “blue sky” laws in connection with the Distribution.

          SECTION 7.10 Resignations.  Prior to the Distribution, all of TXI’s designees shall have resigned or been removed as officers and from all Boards of Directors or similar governing bodies of all Chaparral Parties and all of Chaparral’s designees shall have resigned or been removed as officers and from all Boards of Directors or similar governing bodies of all TXI Parties.

          SECTION 7.11  Dissemination of Information to TXI Stockholders.  Prior to the Distribution, the Parties shall have prepared and mailed to the holders of TXI Common Stock such information concerning Chaparral, its business, operations and management, the Distribution and such other matters as TXI shall reasonably determine and as may be required by law.

          SECTION 7.12  Ancillary Agreements.  Each of the Ancillary Agreements shall have been executed and delivered, and each of such agreements shall be in full force and effect.

          SECTION 7.13  Satisfaction of Conditions.  The satisfaction of the foregoing conditions are for the sole benefit of TXI and shall not give rise to or create any duty on the part of TXI or the TXI Board of Directors to waive or not waive any such condition, to effect the Distribution or in any way limit TXI’s power of termination set forth in Section 13.12.

ARTICLE VIII
INSURANCE MATTERS

          SECTION 8.1  Insurance Prior to the Distribution Date.  Except as may otherwise be expressly provided in this Article VIII, the TXI Parties and their Affiliates shall not have any Liability whatsoever as a result of the insurance policies and practices of TXI and its Subsidiaries and Affiliates in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

          SECTION 8.2  Ownership of Existing Policies and Programs.  TXI or one or more of the other TXI Parties shall continue to own all property damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, in effect on or before the Distribution Date (collectively, the “TXI Policies” and individually, a “TXI Policy”).  Subject to the provisions of this Agreement, the TXI Parties shall retain all of their respective rights, benefits and privileges, if any, under the TXI Policies.  Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the TXI Policies.  With respect to any claim relating to the Chaparral Business or the Transferred Assets, TXI shall have sole responsibility for claims administration and financial administration of the TXI Policies and such administration shall be governed solely by the terms of Sections 8.5 and 8.6.

          SECTION 8.3  Maintenance of Insurance for Chaparral.  Through the Distribution Date, TXI will maintain in full force and effect its existing insurance to the extent that it applies to the Transferred Assets or the Chaparral Business.

          SECTION 8.4  Acquisition and Maintenance of Post-Distribution Insurance by Chaparral.  Commencing on and as of the Distribution Date, Chaparral shall be responsible for establishing and maintaining separate property damage and business interruption and liability insurance policies and programs (including, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime, surety and other similar insurance policies) for activities and claims involving any Chaparral Party or any of their Affiliates, the Chaparral Business and the Transferred Assets, in each case with commercially reasonable limits and deductibles.  Each of the Chaparral Parties and its Affiliates, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by the Chaparral Parties for such claims relating to any period on or after the Distribution.

          SECTION 8.5  Property Damage and Business Interruption Insurance Claims Administration for Pre-Distribution Claims.  For property damage and business interruption Losses related to the Transferred Assets or the Chaparral Business which occur prior to the Distribution Date, TXI shall have the sole right, responsibility and authority to prepare and process claims, including claims that are to be paid by the TXI Parties in whole or in part because of insurance or reinsurance in support of property damage and business interruption insurance maintained by TXI prior to the Distribution Date. Any amounts received by TXI with respect to any such unresolved claims in existence on the Distribution Date that are settled subsequent to the Distribution Date shall be paid to Chaparral within five (5) business days of receipt thereof by TXI.

          SECTION 8.6  Liability and Workers Compensation Insurance Claims Administration for Pre-Distribution Claims.  The TXI Parties shall have the sole right, responsibility and authority for liability and workers compensation claims administration and financial administration of pre-Distribution claims that relate to or affect the TXI Policies or that are uninsured due to the terms of the TXI Policies.  Upon notification by a Chaparral Party of a claim relating to a Chaparral Party under one or more of the TXI Policies, TXI shall cooperate with Chaparral in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s).  In asserting and pursuing such coverage and payment, and subject to Section 10.6, TXI shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of the Chaparral Parties, which decisions, determinations, commitments and stipulations shall be final and conclusive if reasonably made to maximize the overall economic benefit of the TXI Policies.

The Chaparral Parties shall assume responsibility for, and shall pay to the appropriate insurance carriers or other Persons, any premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or uninsured costs arising from liability or workers compensation Losses which are uninsured because of coverage terms or conditions of the policies covering such Losses, or other charges (collectively, “Insurance Charges”) whenever arising, which shall become due and payable under the terms and conditions of any applicable TXI Policy in respect of any Liabilities, Losses, claims, Actions or occurrences, whenever arising or becoming known, arising out of the ownership, use or operation of any of the assets, businesses, operations or Liabilities of any Chaparral Party or any of its Affiliates, when the same relate to the period prior to, on or after the Distribution Date.  To the extent that the terms of any applicable TXI Policy provide that any TXI Party shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to any Chaparral Party, TXI shall be entitled to demand that Chaparral make such payment directly to the Person entitled thereto.  In connection with any such demand, TXI shall submit to Chaparral a copy of any invoice or listing of claims received by TXI pertaining to such Insurance Charges together with appropriate supporting documentation.  In the event that Chaparral fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by TXI, the TXI Parties may (but shall not be required to) pay such Insurance Charges for and on behalf of the Chaparral Parties and, thereafter, Chaparral Parties shall forthwith reimburse TXI for such payment within 30 days. Subject to the other provisions of this Article VIII, the retention by TXI of the TXI Policies and the responsibility for claims administration and financial administration of such policies are in no way intended to limit, inhibit or preclude any right of Chaparral, TXI or any other insured to insurance coverage for any insured claims under the TXI Policies.

          SECTION 8.7  Non-Waiver of Rights to Coverage.  An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article VIII, have any subrogation rights with respect thereto. No insurance carrier or any third party shall be entitled to a benefit (i.e. a benefit they would not be entitled to receive had no Distribution occurred or in the absence of the provisions of this Article VIII) by virtue of the provisions hereof.

          SECTION 8.8  Scope of Affected Policies of Insurance.  The provisions of this Article VIII relate solely to matters involving property, damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, and shall not be construed to affect any obligation of or impose any obligation on the Parties with respect to any life, health and accident, dental or medical or any other insurance policies applicable to any of the officers, directors, employees or other representatives of the Parties or their Affiliates.

ARTICLE IX
EXPENSES

          SECTION 9.1  Allocation of Expenses.   Except as otherwise provided in this Agreement or any other agreement contemplated hereby, or as otherwise agreed to in writing by the Parties, all fees and expenses incurred in connection with the transactions contemplated hereby or thereby, other than the Debt Issuance Costs, shall be paid by TXI.  Specifically, (i) TXI shall absorb all of the costs associated with the dedication of internal resources and personnel to the transactions contemplated hereby at all times prior to the Distribution Date, and (ii) TXI shall pay all fees and expenses that are related directly to the implementation of the Distribution transactions on or prior to the Distribution Date. Chaparral shall pay all Debt Issuance Costs.   All fees and expenses incurred after the Distribution  Date shall be paid by the party incurring such fees and expenses.

ARTICLE X
INDEMNIFICATION

          SECTION 10.1  Release of Pre-Distribution Claims.

(a)     Except as provided in Section 10.1(b), effective as of the Distribution Date, each Party does hereby, on behalf of itself and its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of either Party (in each case, in their respective capacities as such), remise, release and forever discharge the other Party, its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of such Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

(b)     Nothing contained in Section 10.1(a) shall impair any right of any Person identified in Section 10.1(a) to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7 or the Schedule thereto not to terminate as of the Distribution Date, in each case in accordance with its terms.  Nothing contained in Section 10.1(a) shall release any Person from:

(i)

any Liability provided in or resulting from any agreement of the Parties that is specified in Section 2.7 or the Schedule thereto as not to terminate as of the Distribution Date, or any other Liability specified in Section 2.7 as not to terminate as of the Distribution Date;

(ii)

any Liability, contingent or otherwise, assumed, transferred, assigned, retained or allocated to a Party, its Subsidiaries or Affiliates in accordance with, or any other Liability of any Party, its Subsidiaries or Affiliates under this Agreement;

(iii)

any Liability that any Indemnified Party may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties or their respective Subsidiaries or Affiliates by third Persons, which Liability shall be governed by the provisions of this Article X and, if applicable, the appropriate provisions of the Ancillary Agreements.

(c)     Neither Party shall make, nor permit any of its Subsidiaries or Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party, or any other Person released pursuant to Section 10.1(a), with respect to any Liability released pursuant to Section 10.1(a).

(d)     It is the intent of each of the Parties by virtue of the provisions of this Section 10.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between the Parties (including any contractual agreements or arrangements existing or alleged to exist between the Parties on or before the Distribution Date), except as expressly set forth in Section 10.1(b).  At any time, at the reasonable request of either Party, the other Party shall execute and deliver releases reflecting the provisions hereof.

          SECTION 10.2  Indemnification by Chaparral.  Except as provided in Section 10.5 and except as expressly provided in the Ancillary Agreements, Chaparral shall, and shall cause each of the other Chaparral Parties to, indemnify, defend and hold harmless the TXI Parties and each of their Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “TXI Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the TXI Indemnified Parties, in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a)     any claim that the information relating to a Chaparral Party included in the Registration Statement, the Information Statement or the Offering Memorandum is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Distribution Date;

(b) the Chaparral Business as conducted before, on or after the Distribution Date;

(c) the Transferred Assets;

(d) the Assumed Liabilities;and

(e)     the breach by any Chaparral Party of any covenant or agreement set forth in this Agreement, any Ancillary Agreement or any Conveyancing Instrument, in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported.

          SECTION 10.3  Indemnification by TXI.  Except as provided in Section 10.5 and except as expressly provided in the Ancillary Agreements, TXI shall indemnify, defend and hold harmless the Chaparral Parties and each of their Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Chaparral Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Chaparral Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a)     any claim that the information relating to TXI (but excluding information relating to Chaparral) included in the Registration Statement, the Information Statement or the Offering Memorandum is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Distribution Date;

(b) the business (other than the Chaparral Business) conducted by the TXI Parties or predecessors before, on or after the Distribution Date;

(c) the assets owned by the TXI Parties other than the Transferred Assets;

(d) the Liabilities (including the Retained Liabilities) of the TXI Parties other than the Assumed Liabilities;

(e) the breach by any TXI Party of any covenant or agreement set forth in this Agreement, any Ancillary Agreement or any Conveyancing Instrument;

regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported.

          SECTION 10.4  Applicability of and Limitation on Indemnification.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE INDEMNITY OBLIGATION UNDER THIS ARTICLE X SHALL APPLY NOTWITHSTANDING ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNIFIED PARTY AND SHALL APPLY WITHOUT REGARD TO WHETHER THE LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE FOR WHICH INDEMNITY IS CLAIMED HEREUNDER IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY, ANY OTHER THEORY OF LIABILITY OR ARISES AS AN OBLIGATION FOR CONTRIBUTION.

          SECTION 10.5  Adjustment of Indemnifiable Losses.

(a)     The amount that any Party or any of its Affiliates (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Expense or Loss.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Expense or Loss and subsequently actually receives insurance proceeds or other amounts in respect of such Expense or Loss, then such Indemnified Party shall pay to the Indemnifying Party a sum equal to the lesser of (1) the after-tax amount of such Insurance Proceeds or other amounts actually received or (2) the net amount of Indemnity Payments actually received previously.  The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

(b)     An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.

(c)     Indemnity Payments (i) shall be increased to take into account any Tax Costs incurred by the Indemnified Party arising from any Indemnity Payments from the Indemnifying Party and (ii) shall be reduced to take into account any Tax Benefit received by the Indemnified Party arising from the incurrence or payment of any Indemnity Payment.

(d)     Amounts paid by TXI to or for the benefit of Chaparral, or by Chaparral to or for the benefit of TXI, under this Article X (and under other specified provisions of this Agreement) shall be treated by the Parties, for all applicable tax purposes, as adjustments to the amount of Transferred Assets.

          SECTION 10.6  Procedures for Indemnification of Third Party Claims.

(a)     If any third party shall make any claim or commence any arbitration proceeding or suit (collectively, a “Third Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against any Chaparral Party under Section 10.2 or against TXI Party under Section 10.3, such Indemnified Party shall promptly give written notice to the Indemnifying Party describing such Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 10.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b)     The Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 10.6(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third Party Claim.  If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion subject to the provisions of Section 10.6(c), and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 10.6(b) the amount of any Expense or Loss resulting from their Liability to the third party claimant.  If the Indemnifying Party gives the foregoing notice, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at its sole expense, the conduct and settlement of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, provided that (i) the Indemnifying Party shall not thereby permit any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party; (ii) the Indemnifying Party shall not thereby permit any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party (including allocated costs of in-house counsel and other personnel) shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such Third Party Claim include the Indemnified Party and the Indemnifying Party and in the reasonable opinion of counsel to the Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them, in either of which cases the reasonable fees and disbursements of counsel for such Indemnified Party (including allocated costs of in-house counsel and other personnel) shall be paid by the Indemnified Party; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article X the Indemnified Party for the full amount of any Expense or Loss resulting from such Third Party Claim and all related expenses incurred by the Indemnified Party.  In no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect of such claim.

                    If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(c)     So long as the Indemnifying Party is contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party, and no amount in respect thereof shall be claimed as an Expense or a Loss under this Article X.

          If the Indemnified Party determines in its reasonable good faith judgment that the Indemnifying Party is not contesting such Third Party Claim in good faith, the Indemnified Party shall have the right to undertake control of the defense of such Third Party Claim upon five days written notice to the Indemnifying Party and thereafter to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion.

          If the Indemnified Party shall have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnified Party, on not less than 45 days prior written notice to the Indemnifying Party, may make settlement (including payment in full) of such Third Party Claim, and such settlement shall be binding upon the Parties for the purposes hereof, unless within said 45-day period the Indemnifying Party shall have requested the Indemnified Party to contest such Third Party Claim at the expense of the Indemnifying Party. In such event, the Indemnified Party shall promptly comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon subject to all of the conditions of Section 10.6(b). Notwithstanding anything in this Section 10.6(c) to the contrary, if the Indemnified Party, in the good-faith belief that a claim may materially and adversely affect it other than as a result of money damages or other money payments, advises the Indemnifying Party that it has determined to settle a claim, the Indemnified Party shall have the right to do so at its own cost and expense, without any requirement to contest such claim at the request of the Indemnifying Party, but without any right under the provisions of this Article X for indemnification by the Indemnifying Party.

(d)     To the extent that, with respect to any claim governed by the Tax Sharing Agreement, there is any inconsistency between the provisions of the Tax Sharing Agreement and this Section 10.6, the provisions of the Tax Sharing Agreement shall control with respect to such claim.

          SECTION 10.7  Procedures for Indemnification of Direct Claims.  Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder.  Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.  If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XI.

          SECTION 10.8  Contribution.  If the indemnification provided for in this Article X is unavailable to an Indemnified Party in respect of any Expense or Loss arising out of or related to information contained in the Registration Statement, the Information Statement or the Offering Memorandum, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the Chaparral Indemnified Parties, on the one hand, or the TXI Indemnified Parties, on the other hand, in connection with the statements or omissions that resulted in such Expense or Loss.  The relative fault of any Chaparral Indemnified Party, on the one hand, and of any TXI Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the Chaparral Business or a Chaparral Indemnified Party, on the one hand, or by the Retained Business or a TXI Indemnified Party, on the other hand.

          SECTION 10.9  Remedies Cumulative.  The remedies provided in this Article X shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

          SECTION 10.10  Survival.  All covenants and agreements of the Parties contained in this Agreement, including those relating to indemnification, shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

ARTICLE XI
DISPUTE RESOLUTION

          SECTION 11.1  Escalation and Mediation.

(a)     The Parties agree to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management of the Parties.  A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement).  Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use commercially reasonable efforts to meet within 30 days of the Escalation Notice.

(b)     The Parties may agree to retain a mediator, acceptable to both Parties, to aid the Parties in their discussions and negotiations by informally providing advice to the Parties.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any action or proceeding.  The mediator shall be selected by the Party that did not deliver the applicable Escalation Notice from the list of individuals to be supplied to the Parties by the American Arbitration Association or such other entity as may be mutually agreeable to the Parties.  Costs of the mediator shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses.

          SECTION 11.2  Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article XI with respect to all matters not subject to such dispute, controversy or claim.

          SECTION 11.3  Choice of Forum.  Any mediation hereunder shall take place in Dallas, Texas, unless otherwise agreed in writing by the Parties.

          SECTION 11.4  Ability to Pursue Other Legal Remedies.  For the avoidance of doubt, nothing in this Article XI shall prevent any Party from pursuing any and all remedies available to it in connection with a dispute relating to this Agreement or any of the Ancillary Agreements.

ARTICLE XII
ACCESS TO INFORMATION AND SERVICES

          SECTION 12.1  Agreement for Exchange of Information.

(a)     At all times from and after the Distribution Date for a period of seven years, as soon as reasonably practicable after written request: (i) the TXI Parties shall afford to the Chaparral Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours, at Chaparral’s expense and provide copies of, all records, books, contracts, instruments, data, documents and other information (collectively, “Information”) in the possession or under the control of the TXI Parties immediately following the Distribution Date that relates to Chaparral, the Chaparral Business, the Chaparral Business Employees or tax returns required to be filed by Chaparral; and (ii) the Chaparral Parties shall afford to the TXI Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at TXI’s expense, provide copies of, all Information in the possession or under the control of the Chaparral Parties immediately following the Distribution Date that relates to TXI, the Retained Business, the employees of TXI or tax returns required to be filed by TXI; provided, however, that in the event that either Party determines that any such provision of or access to Information could violate any law or agreement or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)     Either Party may request Information under Section 12.1(a):  (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, tax or other similar requirements, (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement.

          SECTION 12.2  Ownership of Information.  Any Information owned by one Party that is provided to a requesting Party pursuant to Section 12.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

          SECTION 12.3  Compensation for Providing Information.  The Party requesting Information agrees to reimburse the providing Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.  Except as otherwise specifically provided in this Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

          SECTION 12.4  Retention of Records.  To facilitate the possible exchange of Information pursuant to this Article XII after the Distribution Date, the Parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies and procedures of TXI as in effect on the Distribution Date or such other procedures as may reasonably be adopted by the applicable Party after the Distribution Date.  No party will destroy, or permit any of its Subsidiaries or Affiliates to destroy, any Information that the other Party may have the right to obtain pursuant to this Agreement prior to the seventh anniversary of the date hereof, and thereafter without first using commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to taxes, the provisions of the Tax Sharing Agreement shall apply.

          SECTION 12.5  Limitation of Liability.  No Party shall have any Liability to the other Party (i) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party providing such Information, or (ii) if any Information is destroyed after commercially reasonable efforts to comply with the provisions of Section 12.4.

          SECTION 12.6  Production of Witnesses.  At all times from and after the Distribution Date, each Party shall use commercially reasonable efforts to make available to the other Party (without cost other than reimbursement of actual out-of-pocket expenses to, and upon prior written request of, the other Party) its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the other Party in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved with respect to the Chaparral Business, the Retained Business or any transactions contemplated hereby.

          SECTION 12.7  Confidentiality.

(a)     From and after the Distribution Date, each of TXI and Chaparral shall hold, and shall cause their respective Subsidiaries, Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence, with at least the same degree of care that applies to TXI’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the applicable Party after the Distribution Date, all non-public information concerning or belonging to the other Party or any of its Subsidiaries or Affiliates obtained by it prior to the Distribution Date, accessed by it pursuant to Section 12.1, or furnished to it by the other Party or any of its Subsidiaries or Affiliates pursuant to this Agreement or any agreement or document contemplated hereby, including, without limitation, any trade secrets, technology, know-how and other non-public, proprietary intellectual property rights licensed pursuant to the Intellectual Property License Agreements and shall not release or disclose such information to any other Person, except their representatives, who shall be bound by the provisions of this Section 12.7; provided, however, that TXI and Chaparral and their Subsidiaries, Affiliates, respective directors, officers, employees, agents, consultants, advisors and other representatives may disclose such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of law (in which case the disclosing Party will provide, to the extent practicable under the circumstances, advance written notice to the other Party of its intent to make such disclosure), or (ii) such Party can show that such information (A) is published or is or otherwise becomes available to the general public or is in the public domain without breach of this Agreement; (B) has been furnished or made known to the recipient without any obligation to keep it confidential by a third party under circumstances which are not known to the recipient to involve a breach of the third party’s obligations to a Party hereto; (C) was developed independently of information furnished to the recipient under this Agreement; or (D) in the case of information furnished after the Distribution Date, was not known to the recipient at the time of the Distribution but became known to the recipient prior to the time of receipt thereof from the other Party.

(b)     Each Party acknowledges that the other Party would not have an adequate remedy at law for the breach by the acknowledging Party of any one or more of the covenants contained in this Section 12.7 and agrees that, in the event of such breach, the other Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 12.7 and to enforce specifically the terms and provisions of this Section. Notwithstanding any other Section hereof, the provisions of this Section 12.7 shall survive the Distribution Date indefinitely.

          SECTION 12.8  Privileged Matters.

(a)     Each of TXI and Chaparral agrees to maintain, preserve and assert all privileges, including, without limitation, privileges arising under or relating to the attorney-client relationship (which shall include without limitation the attorney-client and work product privileges), not heretofore waived, that relate to the Chaparral Business, the Retained Business, the Assumed Liabilities, the Retained Liabilities, the Transferred Assets and the Retained Assets for any period prior to the Distribution Date (“Privilege” or “Privileges”).  Each Party acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the Party requesting that such privilege be asserted.  Each Party agrees that it shall not waive any Privilege that could be asserted under applicable law without the prior written consent of the other Party.  The rights and obligations created by this Section 12.8 shall apply to all information as to which, but for the Distribution, either Party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including without limitation, (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of either Party; and (ii) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

(b)     Upon receipt by either Party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if either Party obtains knowledge that any current or former employee of a TXI Party or a Chaparral Party has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information, such Party shall notify promptly the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 12.8 or otherwise to prevent the production or disclosure of Privileged Information.  Each Party agrees that it will not produce or disclose any information that may be covered by a Privilege under this Section 12.8 unless (i) the other Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld), or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c)     TXI’s transfer of books and records and other information to Chaparral, and TXI’s agreement to permit Chaparral to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on Chaparral’s agreement, as set forth in Sections 12.7 and 12.8, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges.  The access to information being granted pursuant to Section 12.1, the agreement to provide witnesses and individuals pursuant to Section 12.6 and the transfer of Privileged Information to Chaparral pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 12.8 or otherwise.  Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to TXI in, or the obligations imposed upon Chaparral by, this Section 12.8.

ARTICLE XIII
MISCELLANEOUS

          SECTION 13.1  Entire Agreement.  This Agreement and the Ancillary Agreements, including the Schedules and Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

          SECTION 13.2  Choice of Law and Forum.  This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Texas.

          SECTION 13.3  Amendment.  Prior to the Distribution Date, this Agreement and the Ancillary Agreements may be amended or supplemented by TXI in its sole discretion.  After the Distribution Date, this Agreement and the Ancillary Agreements shall not be amended or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

          SECTION 13.4  Waiver.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party.  The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          SECTION 13.5  Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          SECTION 13.6  Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

          SECTION 13.7  Successors and Assigns.  This Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their successors and permitted assigns; provided, however, that the rights of either Party under this Agreement and each Ancillary Agreement shall not be assignable by such Party without the prior written consent of the other Party.  The successors and permitted assigns hereunder shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

          SECTION 13.8  Third Party Beneficiaries.  Except to the extent otherwise provided in Article X or in any Ancillary Agreement, the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.  Nothing in this Agreement or any Ancillary Agreement shall obligate TXI or Chaparral to assist any Chaparral Business Employee to enforce any rights such employee may have with respect to any of the employee benefits described in this Agreement.

          SECTION 13.9  Notices.  All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier when received; and shall be addressed as follows:

          If to TXI, to:

                    TXI Industries, Inc.
                    1341 W. Mockingbird Lane
                    Dallas, Texas  75247
                    Attention: General Counsel
                    Facsimile:    972/647-3320

          If to Chaparral, to:

                    Chaparral Steel Company
                    300 Ward Road
                    Midlothian, Texas  76065
                    Attention: General Counsel
                    Facsimile:    972/775-1930

or to such other address as such Party may indicate by a notice delivered to the other Party.

          SECTION 13.10  Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

          SECTION 13.11  No Public Announcement.  Neither TXI nor Chaparral shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law or the rules of any stock exchange or quotation system, in which case the other Party shall be advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange.

          SECTION 13.12  Termination.  Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of TXI without the prior approval of any Person.  In the event of such termination, this Agreement shall forthwith become void and no Party shall have any Liability to any Person by reason of this Agreement.

          SECTION 13.13  Limitation of Liability. In no event shall any TXI Party be liable to any Chaparral Party or any Chaparral Party be liable to any TXI Party for any special, consequential, indirect, incidental or punitive damages or lost profits, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such party has been advised of the possibility of such damages; provided, however, that the foregoing limitations shall not limit each Party’s indemnification obligations for Liabilities to third parties as set forth in Article X.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

TEXAS INDUSTRIES, INC.

By	/s/ MEL G. BREKHUS

Name:	Mel G. Brekhus
Title:	President and Chief Executive Officer

CHAPARRAL STEEL COMPANY

By	/s/ J. CELTYN HUGHES

Name:	J. Celtyn Hughes
Title:	Vice President and Chief Financial Officer